UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

June 6, 2005

Date of Report (Date of earliest event reported)

SANMINA-SCI CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-21272	77-0228183
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2700 North First Street
San Jose, California 95134

(Address of principal executive offices, including zip code)

(408) 964-3500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Sanmina-SCI Corporation (the “Company”) entered into Amendment No. 2 to Credit and Guaranty Agreement (the “Amendment”), dated as of June 6, 2005, among the Company, each of the subsidiaries of the Company listed on the signature pages thereto, the lenders party thereto, Citibank, N.A., as Collateral Agent (the “Collateral Agent”), and Citicorp USA, Inc., as Administrative Agent (the “Administrative Agent”).  The Amendment amends the Credit and Guaranty Agreement, dated as of October 26, 2004, among the Company, certain subsidiaries of the Company, as guarantors, Citibank, N.A., as Initial Issuing Bank, Banc of America Securities LLC, as Syndication Agent, Deutsche Bank Trust Company Americas, Merrill Lynch, Pierce, Fenner & Smith Incorporated and The Bank of Nova Scotia, as Co-Documentation Agents, Citigroup Global Markets Inc. and Banc of America Securities LLC, as Joint Book Managers and Joint Lead Arrangers, the Administrative Agent and the Collateral Agent (the “Credit Agreement”).

The Amendment increased the amount of receivables that may be sold by a non-U.S. subsidiary of the Company pursuant to factoring or similar arrangements to $400.0 million in face amount at any time outstanding.  In addition, the Amendment added definitions, amended definitions and amended covenants regarding the refinancing by the Company of its indebtedness.

Item 9.01 Financial Statements and Exhibits.

(c)  Exhibits.

Exhibit No.	Description

10.1

Amendment No. 2 to Credit and Guaranty Agreement, dated as of June 6, 2005, made by and among Sanmina-SCI Corporation, each of the subsidiaries of Sanmina-SCI Corporation party thereto, the lenders party thereto, Citibank, N.A., as Collateral Agent, and Citicorp USA, Inc., as Administrative Agent

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANMINA-SCI CORPORATION

Date: June 8, 2005	By:	/S/ DAVID L. WHITE
David L. White
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1

Amendment No. 2 to Credit and Guaranty Agreement, dated as of June 6, 2005, made by and among Sanmina-SCI Corporation, each of the subsidiaries of Sanmina-SCI Corporation party thereto, the lenders party thereto, Citibank, N.A., as Collateral Agent, and Citicorp USA, Inc., as Administrative Agent